SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Laboratory Corporation of America Holdings

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone: 336-229-1127

April 13, 2004

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Laboratory Corporation of America Holdings. The meeting will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 12, 2004 at 9:00 a.m., Eastern Daylight Time.

The attached Notice of the Annual Meeting and Proxy Statement provide information concerning the matters to be considered at the meeting.

The Board of Directors unanimously recommends that the Company’s stockholders approve each of the proposals set forth in the Notice. The enclosed Proxy Statement sets forth more detailed information regarding these proposals. Please carefully review the information in the Proxy Statement.

Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed Proxy Statement, kindly mark the proxy card to indicate your vote, date and sign the proxy card, and return it in the enclosed, postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with the Board of Directors’ recommendations, you need not mark your votes on the proxy card, but you do need to sign, date, and return it in the enclosed postage-paid envelope in order to record your vote. Proxy voting via the Internet or telephone is now available to many stockholders. Using the Internet or telephone to vote results in substantial savings on return postage for the Company. Your enclosed proxy card will indicate whether these voting options are available to you and how to use them. You may revoke your proxy at any time before it is exercised by sending us a written notice that you would like to revoke your proxy, by submitting a new proxy, or by attending the meeting and voting in person.

Sincerely,

Thomas P. Mac Mahon

Chairman of the Board, President and

Chief Executive Officer

LABORATORY CORPORATION OF AMERICA HOLDINGS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of     Laboratory Corporation of America Holdings:

Notice is hereby given that the 2004 Annual Meeting (the “Annual Meeting”) of the Stockholders of Laboratory Corporation of America Holdings (the “Company”) will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 12, 2004 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1. To elect the members of the Company’s Board of Directors to serve until the Company’s next annual meeting and until such directors’ successors are elected and shall have qualified;

2. To approve amendments to the 1997 Employee Stock Purchase Plan to increase the number of authorized shares from 3 million to 4.5 million and to extend the termination date of the plan from December 31, 2006 to December 31, 2008 (the “ESPP Amendment”);

3. To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2004; and

4. To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 31, 2004 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

A copy of the Annual Report of the Company for the fiscal year ended December 31, 2003 has either preceded or accompanies this notice.

By Order of the Board of Directors

Bradford T. Smith

Secretary

April 13, 2004

PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY CARD, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

LABORATORY CORPORATION OF AMERICA HOLDINGS

358 SOUTH MAIN STREET

BURLINGTON, NORTH CAROLINA 27215

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), of proxies to be voted at the 2004 Annual Meeting of Stockholders to be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 12, 2004 at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof (the “Annual Meeting”). The Notice of Annual Meeting, this Proxy Statement, and the accompanying proxy card are first being mailed to stockholders on or about April 13, 2004.

At the Annual Meeting, the Company’s stockholders will be asked (i) to elect the following persons as directors of the Company to serve until the Company’s next annual meeting and until such directors’ successors are elected and shall have qualified: Thomas P. Mac Mahon, Jean-Luc Bélingard, Wendy E. Lane, Robert E. Mittelstaedt, Jr., Andrew G. Wallace, M.D., Craig M. Watson, and M. Keith Weikel; (ii) to approve amendments to the 1997 Employee Stock Purchase Plan to increase the number of authorized shares from 3 million to 4.5 million and to extend the termination date of the plan from December 31, 2006 to December 31, 2008 (the “ESPP Amendment”); (iii) to ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2004; and (iv) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.

Unless otherwise indicated, all share amounts set forth in this Proxy Statement and related proxy materials have been adjusted to reflect the 1-for-10 reverse stock split of the Company’s Common Stock, effective May 4, 2000 and the 2-for-1 forward stock splits in the form of a stock dividend, effective June 11, 2001 and May 10, 2002.

GENERAL INFORMATION

Solicitation and Voting of Proxies; Revocation; Record Date

All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of the election to the Company’s Board of Directors of the seven nominees for director identified in this Proxy Statement, the approval of the ESPP Amendment, and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2004. Any stockholder may revoke his/her proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 358 South Main Street, Burlington, North Carolina 27215, Attention: Bradford T. Smith, Secretary, by delivery prior to the Annual Meeting of a properly executed and subsequently dated proxy or by attending the Annual Meeting and voting in person.

Solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers, and regular employees of the Company without special compensation therefor. The Company will bear the expenses to prepare proxy materials and to solicit proxies for the Annual Meeting. The Company expects to reimburse banks, brokers, and other persons for their reasonable, out-of-pocket expenses in handling proxy materials for beneficial owners.

Only holders of record of common stock of the Company (the “Common Stock”) at the close of business on March 31, 2004 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 141,984,042 shares of Common Stock outstanding, net of Treasury shares. Holders of Common Stock as of the Record Date will be entitled to one vote per share at the Annual Meeting.

A quorum for the Annual Meeting consists of a majority of the total number of shares of Common Stock outstanding on the Record Date and entitled to vote, present in person or represented by proxy. Directors of the Company will be elected by a plurality vote of the shares of Common Stock represented at the Annual Meeting and entitled to vote. The affirmative vote of a majority of shares of Common Stock represented at the Annual Meeting and entitled to vote is required for approval of the ESPP Amendment and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2004. An abstention or broker non-vote will have no effect on the election of the directors or the vote to approve and adopt the ESPP Amendment and to ratify the appointment of independent accountants. As of March 31, 2004, the directors and executive officers of the Company beneficially owned an aggregate of 3,312,351 shares of Common Stock, representing approximately 2.3% of the total number of shares of Common Stock outstanding and entitled to vote.

The Board of Directors of the Company recommends that stockholders vote “FOR” the election of each of the nominees for director of the Company (as specified below), the approval of the ESPP Amendment, and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2004.

ITEM ONE: ELECTION OF DIRECTORS

The Company’s directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and shall have been qualified. All of the nominees listed below are currently serving as members of the Board of Directors except for Craig M. Watson. Except as herein stated, the proxies solicited hereby will be voted FOR the election of such nominees unless the completed proxy card directs otherwise.

In July 2003, M. Keith Weikel, Ph.D., was elected to the Company’s Board of Directors to fill the open seat left by Dr. David Skinner who passed away in January 2003. James B. Powell, M.D., a current director, declined the Board’s nomination to stand for election at the Annual Meeting and expressed his intent to retire. Dr. Powell will continue to serve as a director until his successor, Craig M. Watson, is elected to the Company’s Board of Directors at the Annual Meeting.

The Board of Directors has considered the independence of its nominees and has concluded that Mr. Bélingard, Ms. Lane, Mr. Mittelstaedt, Dr. Wallace, Mr. Watson, and Dr. Weikel each qualify as “independent” as defined in Sections 303.01(B)(2)(a) and (B)(3) of the New York Stock Exchange (“NYSE”) Listing Standards (the “Listing Standards”). There are no material commercial relationships between the Company and the organizations employing our nominees.

The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees For Election As Directors

The name, age as of March 31, 2004, principal occupation for the last five years, selected biographical information, and period of service as a director of the Company of each nominee are set forth below:

Thomas P. Mac Mahon (57) has served as Chairman of the Board and a director since April 28, 1996. Prior to such date and since April 28, 1995, he served as the Vice Chairman and a director. Mr. Mac Mahon has been President and Chief Executive Officer and a member of the Executive and Management Committees of the Company since January 1997. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche, Inc. (“Hoffmann-La Roche”) from 1993 to December 1996 and President of Roche Diagnostics Group and a director and member of the Executive Committee of Hoffmann-La Roche from 1988 to December 1996. Mr. Mac Mahon is a director and Audit Committee member of Express Scripts, Inc.

Jean-Luc Bélingard (55) has served as a director of the Company since April 28, 1995. Mr. Bélingard is Chief Executive Officer of Ipsen SA, a diversified French health care holding company. Prior to this position, Mr. Bélingard was Chief Executive Officer from 1999 to 2001 of bioMérieux-Pierre Fabre, a diversified French health care holding company, where his responsibilities included the management of that company’s worldwide pharmaceutical and cosmetic business. Mr. Bélingard is also a director of Applera Corporation, Norwalk, Connecticut, a director and member of the Compensation Committee of ExonHit (France) and a director and member of the Compensation Committee of Nicox (France).

Wendy E. Lane (52) has been a director of the Company since November 1996. Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and a Managing Director of Donaldson, Lufkin & Jenrette, an investment banking firm, serving in these and other positions from 1980 to 1992. Ms. Lane was a director of Tyco International, Ltd. from April 2002 until early March 2003 and served on Tyco’s audit committee during that time. Ms. Lane will be a director of Willis Group Holdings, Ltd. effective April 21, 2004.

Robert E. Mittelstaedt, Jr. (60) has been a director of the Company since November 1996. Mr. Mittelstaedt will be Dean and Professor of the W.P. Carey School of Business at Arizona State University effective June 30, 2004. Prior to that date, he was Vice Dean, Executive Education of The Wharton School of the University of Pennsylvania and director of the Aresty Institute of Executive Education. Mr. Mittelstaedt had served with The Wharton School since 1973, with the exception of the period from 1985 to 1989 when he founded, served as President and Chief Executive Officer, and sold Intellego, Inc., a company engaged in practice management, systems development, and service bureau billing operations in the medical industry. Mr. Mittelstaedt also serves as a director of Innovative Solutions & Support, Inc. and a director of HIP Foundation, Inc. Mr. Mittelstaedt was formerly a director of A.G. Simpson Automotive, Inc.

Andrew G. Wallace, M.D. (69) has served as a director of the Company since April 28, 1995. Dr. Wallace served as both the Dean of Dartmouth Medical School and Vice President for Health Affairs at Dartmouth College from 1990 to 1998. He was the Vice Chancellor for Health Affairs at Duke University and the Chief Executive Officer of Duke Hospital from 1981 to 1990. Dr. Wallace also serves as a director and a member of the Audit Committee of Welch Allyn, Inc., a director of Dorothy Rider Poole Trust, a director of The Durham Health Partners, and a director of The Sarnoff Endowment for Cardiovascular Science.

Craig M. Watson (53) is being nominated to serve as a director of the Company. Mr. Watson is Chairman and Chief Executive Officer of Opti-Pay Technologies LLC, a private company serving banks and governments in the electronic payments and financial technology industry. Previously, Mr. Watson was employed by FMC Corporation, a NYSE-listed diversified manufacturer of chemicals and machinery, in a range of positions, including Director of Investment Analysis (1991-1994), Vice President and Chief Financial Officer for Asia-Pacific (1994-1998), and Corporate Vice President and Chief Information Officer (1998-2001). Mr. Watson is a trustee of the Illinois Institute of Technology and of the Thunderbird Graduate School of International Business. He serves on the Editorial Advisory Board of Information Week Magazine and is a member of the Mayor’s Council of Technology Advisors for the City of Chicago.

M. Keith Weikel, Ph.D. (65) has served as a director of the Company since July 16, 2003. Dr. Weikel is a Senior Executive Vice President and Chief Operating Officer of Manor Care, Inc., located in Toledo, Ohio, where he began his career in 1984 with Manor HealthCare Corporation, an operating subsidiary of Manor Care, Inc. Dr. Weikel is currently a member of the Federation of American Health Systems and the Alliance for Quality Long Term Care and serves as a director for Manor Care, Inc.

The Board of Directors of the Company recommends that stockholders vote “FOR” the election of each of the nominees for director listed above.

Retiring Director Biography

James B. Powell, M.D. (65) has served as a director of the Company since April 28, 1995 and plans to serve until his retirement from the board on May 12, 2004. From April 28, 1995 to January 6, 1997, Dr. Powell served as President and Chief Executive Officer of the Company. Previously, Dr. Powell was President of Roche Biomedical Laboratories (“RBL”) from 1982 until April 28, 1995. Dr. Powell was President and Chief Executive Officer of TriPath Imaging, Inc., a developer of analytical systems for cytology and pathology, from January 1997 to August 28, 2000. He is a medical doctor and became Board Certified in anatomic and clinical pathology in 1969. Dr. Powell serves as a director of Warren Land Co., Mid-Carolina Bank, Green Cap Finance, and MercuryMD. Dr. Powell also served as a director of Carolina Doctors Care and U.S. Trust Co. of N.C.; those directorships ended on November 3, 2003 and June 23, 2003, respectively.

Board of Directors and its Committees

The Board of Directors has an Audit Committee, a Compensation Committee, an Ethics and Quality Assurance Committee, and a Nominating and Corporate Governance Committee, the Charters for which are attached hereto as Annexes I, II, III, and IV, respectively.

The Audit Committee, consisting of Ms. Lane, Mr. Mittelstaedt, and Dr. Powell, is directly responsible for the selection, appointment, compensation and oversight of the work of any registered public accounting firm employed by the Company and assists in Board oversight of the integrity of the financial statements of the Company; the compliance by the Company with legal and regulatory requirements; the qualifications and independence of the Company’s independent auditors and the oversight of the Company’s internal audit functions, internal controls, and independent auditors.

The Compensation Committee, consisting of Mr. Bélingard, Dr. Wallace, and Dr. Weikel, reviews and recommends to the full Board for its approval compensation and benefit policies and objectives; determines whether officers, directors and employees are compensated according to these policies and objectives; oversees the Company’s incentive compensation and stock plans; and carries out the board’s responsibilities relating to the compensation of executives and directors.

The Ethics and Quality Assurance Committee, consisting of Dr. Powell, Mr. Bélingard, and Dr. Weikel, is responsible for ensuring that the Company adopts and implements procedures that require the Company’s employees to act in accordance with high ethical standards and to deliver high quality services.

The Nominating and Corporate Governance Committee, consisting of Mr. Mittelstaedt, Ms. Lane, and Dr. Wallace, is responsible for assisting the Board by identifying individuals qualified to become Board members and by recommending to the Board the director nominees for the next annual meeting of stockholders; for developing and recommending to the Board a set of corporate governance principles applicable to the Company; for leading the Board in its annual review of the Board’s performance; and for recommending to the Board director nominees for each Board committee.

During 2003, the Board of Directors held nine meetings, each in accordance with the Company’s By-Laws and applicable Delaware corporation law and acted four times by unanimous written consent. The Compensation Committee held four meetings and acted three times by unanimous written consent; the Audit Committee held eight meetings; the Nominating and Corporate Governance Committee held seven meeting and acted once by unanimous written consent; and the Ethics and Quality Assurance Committee held three meetings. During 2003, none of the directors attended fewer than 75% of the total meetings of the Board of Directors and the committees of which he or she was a member.

On October 16, 2002, the Board of Directors began holding executive sessions without Company management or non-independent director participation. These sessions are generally held at each regularly scheduled meeting of the Board of Directors and at each special meeting upon the request of a majority of the independent directors attending the special meeting. The director presiding over each executive session is selected on a rotating basis, beginning with the Chair of the Audit Committee, followed by the Chairs of the Compensation Committee, the Ethics and Quality Assurance Committee, and the Nominating and Corporate Governance Committee. In 2003, the Board held six executive sessions.

Members of the Board of Directors usually attend the annual meeting of stockholders. All six directors attended the 2003 annual meeting.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

In October 2002, the Board adopted an updated set of Corporate Governance Guidelines (the “Guidelines”). The Guidelines address a number of topics, including director independence, Board and Committee self-assessment, retirement, evaluation of the Chief Executive Officer, composition of the Board and succession planning. The Nominating and Corporate Governance Committee reviews the Guidelines on a regular basis and any proposed additions or amendments to the Guidelines are submitted to the Board for its consideration.

In December 2003, the Board adopted the Company’s updated Code of Business Conduct and Ethics (the “Code”). The Code is a code of business conduct and ethics applicable to all directors, officers and employees of the Company, including its Chief Executive Officer and its Chief Financial Officer, Controller and other senior financial officers. The Code sets forth Company policies and expectations on a number of topics, including but not limited to, conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Company assets, and business ethics. The Code also sets forth procedures for communicating and handling any potential conflict of interest (or the appearance of any conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal controls and auditing matters. The Company regularly reviews the Code and proposed additions or amendments to the Code are considered and subject to approval by the Board.

In order to provide stockholders with greater knowledge regarding the Board’s processes, the Guidelines and the Code adopted by the Board of Directors are posted on the Company’s website at www.labcorp.com. In addition, any waivers or amendments to the Code will be posted on the Company’s website.

The Company has carefully reviewed its Guidelines and Code and believes that they comply with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Commission, and the NYSE’s new corporate governance listing standards regarding corporate governance policies and processes.

Board Evaluation

Each year, the Board conducts a self-assessment of its performance and effectiveness. This process commences with each director completing a Board Evaluation Questionnaire. This questionnaire was developed by the Nominating and Corporate Governance Committee and provides for a range of grades and trend indicators to be completed by each director, as well as space for written comments.

The collective ratings and comments of the directors are compiled and presented by the Chair of the Nominating and Corporate Governance Committee to the full Board for discussion, for the assessment of progress in the areas targeted for improvement a year earlier, and for the development of recommendations to enhance the Board’s effectiveness over the next year.

In addition, each Board Committee conducted a self-evaluation of its performance during fiscal 2003, with performance criteria for each Committee developed on the basis of its purposes and mission, as set forth in its charter.

Identification and Evaluation Of Individual Director Candidates

The Nominating and Corporate Governance Committee proposes a slate of directors for election by the Company’s stockholders at each Annual Meeting and appoints candidates to fill vacancies on the Board.

When evaluating prospective candidates for director, including those nominated by stockholders, the Nominating and Corporate Governance Committee conducts individual evaluations against the criteria enumerated in Company’s Corporate Governance Guidelines. These criteria include, but are not limited to personal and professional integrity; interest, capacity and willingness to serve the long-term interests of the Company’s stockholders; ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and Committee meetings; exceptional ability and judgment; and freedom from personal and professional relationships that would adversely affect their ability to serve the best interests of the Company and its stockholders. The goal is to ensure that the Board composition reflects a balance of skills, experiences, diversity and expertise in the context of the Company’s business needs. Director candidates, other than sitting directors, may be interviewed by the Chairman of the Nominating and Corporate Governance Committee, other directors, the Chief Executive Officer and/or other members of senior management. The results of those interviews, as well as any other materials received by the Nominating and Corporate Governance Committee that the Committee deems appropriate, are considered by the Committee in making its recommendation to the Board.

The Company paid a professional search firm to identify and assist the Nominating and Corporate Governance Committee in identifying, evaluating and conducting due diligence on potential nominees for board vacancies. Such firm identified, recommended and presented to the Nominating and Corporate Governance Committee two nominees, M. Keith Weikel, Ph.D. and Craig M. Watson, for election at the Annual Meeting. The Nominating and Corporate Governance Committee is authorized to engage one or more firms, at the Company’s expense, to provide similar services in the future.

The Board recently assessed the characteristics and performance of the individual nominees standing for election and re-election to the Board at the 2004 Annual Meeting against these criteria, and, to the extent applicable, considered the impact of any change in the principal occupations of all directors during the last year. Upon completion of the individual director evaluation process, the Corporate Governance and Nominating Committee reported to the full Board its conclusions and recommendations for nominations to the Board, the results of which are reflected in this proxy statement.

In addition to finding prospective candidates for director through a professional search firm, the Nominating and Corporate Governance Committee will consider properly submitted nominations for Board candidates made by stockholders. A stockholder may recommend a person for nomination to the Board at the 2005 annual meeting of stockholders by giving notice thereof and providing certain information set forth in the Company’s By-Laws, in writing, to the Corporate Secretary of the Company at 358 South Main Street, Burlington, NC 27215. Such nominations must be received no earlier than January 12, 2005 and no later than March 11, 2005. The By-laws may be obtained free of charge by writing to the Company’s Corporate Secretary.

Communications with the Board

Stockholders may communicate with the Board by submitting written communications to Board of Directors, c/o Corporate Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215. Documents will be submitted to the Board in accordance with the Board’s instructions.

Compensation of Directors

An outside compensation and benefits firm was selected in 2002 to review the Company’s non-employee director compensation plan, which had not been updated for over six years. On October 16, 2002, a new director compensation plan was adopted effective January 1, 2003 to compensate directors for their additional responsibilities under the NYSE regulations and the Sarbanes-Oxley Act of 2002 and to move toward better pay alignment with the Company’s peer group. This compensation plan is monitored annually to ensure alignment with best practices and long-term shareholder interests.

Under the new plan, directors who did not receive compensation as officers or employees of the Company received in 2003 an annual retainer of $40,000, payable in monthly installments, fifty percent (50%) of such annual retainer payable in cash and fifty percent (50%) payable in common stock pursuant to the 1995 Stock Plan for Non-Employee Directors (the “Director Plan”), a fee of $1,500 for each meeting of the Board of Directors or of any Committee thereof that they attended, and reimbursement of reasonable expenses incurred for attending any meeting. In 2003, Mr. Bélingard, Ms. Lane, Mr. Mittelstaedt, Dr. Powell, and Dr. Wallace each earned 660 shares of Common Stock under the Director Plan and Dr. Weikel earned 284 shares of Common Stock under the Director Plan. An annual Committee Chair retainer of $10,000 in cash was paid in equal monthly installments throughout the year to the Chairperson of each of the Board of Directors’ Committees. Each non-employee director received a restricted stock award in 2003 with a Fair Market Value of $50,000; the restricted stock awards vest in equal one-third increments over three years, beginning on the first anniversary of the grant date. As set forth in the 2000 Stock Incentive Plan, on the date of the Annual Meeting of Stockholders, non-employee directors were also automatically granted annual option awards with respect to shares having a Fair Market Value equal to $77,000 at the time of grant ($50,000 present value). The annual option awards vest in equal one-third increments over three years, beginning on the first anniversary of the grant date, and if unexercised, expire 10 years after the date of grant, subject to their earlier termination.

In December 2003, upon the recommendation of the Compensation Committee following a review of market data and other considerations, the Board approved an increase to $2,000 for each meeting of the Board of Directors or of any Committee thereof that they attend, effective January 1, 2004. No other changes were made to the existing director’s compensation plan.

EXECUTIVE OFFICERS

The following table sets forth as of the date hereof the Executive Officers of the Company.

Name	Age	Office
Thomas P. Mac Mahon	57	Chairman of the Board, President, and Chief Executive Officer
Wesley R. Elingburg	47	Executive Vice President, Chief Financial Officer, and Treasurer
William B. Haas	39	Executive Vice President of Sales and Marketing
David P. King	47	Executive Vice President of Strategic Planning and Corporate Development
Myla P. Lai-Goldman, M.D.	46	Executive Vice President, Chief Scientific Officer, and Medical Director
Richard L. Novak	63	Executive Vice President and Chief Operating Officer
Bradford T. Smith	50	Executive Vice President of Corporate Affairs, Chief Legal Officer, and Secretary
Stevan R. Stark	56	Executive Vice President of Sales and Marketing (Retired March 31, 2004)

Thomas P. Mac Mahon has served as Chairman of the Board and a director since April 28, 1996. Prior to such date and since April 28, 1995, he served as Vice Chairman and a director. Mr. Mac Mahon has been President and Chief Executive Officer and a member of the Executive and Management Committees of the

Company since January 1997. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche from 1993 to January 1997 and President of Roche Diagnostics Group and a director and member of the Executive Committee of Hoffmann-La Roche from 1988 to December 1996. Mr. Mac Mahon is a director and Audit Committee member of Express Scripts, Inc.

Wesley R. Elingburg has served as Executive Vice President, Chief Financial Officer, and Treasurer since October 1996. Mr. Elingburg is a member of the Executive and Management Committees of the Company. Prior to October 1996, and since April 28, 1995, Mr. Elingburg was Senior Vice President-Finance. Mr. Elingburg is responsible for the day-to-day supervision of the finance functions of the Company, including Billing and Treasury functions. Previously, Mr. Elingburg served as Senior Vice President-Finance and Treasurer of RBL from 1988 through April 1995 and Assistant Vice President of Hoffmann-La Roche from 1989 until April 1995.

William B. Haas was appointed Executive Vice President in January 2004. Mr. Haas oversees the Company’s sales and marketing operations including business alliances, managed care, connectivity, and new business development. He is a member of the Executive and Management Committees of the Company. Mr. Haas previously held positions as Senior Vice President, Northeast Division; Vice President, National Sales; and Regional Director, Atlanta since April 28, 1995 and has been with LabCorp since 1990. Mr. Haas served as a board member for Juvenile Diabetes Research Foundation from 2001 to 2004.

David P. King was appointed Executive Vice President in January 2004. Prior to this date and since his hire in September 2001, Mr. King was Senior Vice President, General Counsel and Chief Compliance Officer. Mr. King is responsible for strategic planning and corporate development and is a member of the Executive and Management Committees of the Company. Prior to joining the Company, he was a partner with Hogan & Hartson L.L.P. in Baltimore, Maryland from 1992 to 2001.

Myla P. Lai-Goldman, M.D. was appointed Executive Vice President, Chief Scientific Officer, and Medical Director in April 1998. Dr. Lai-Goldman is responsible for overseeing the Company’s Center for Molecular Biology and Pathology at the Company’s Research Triangle Park, NC facility; National Genetics Institute, Inc. in Los Angeles, CA; and Viro-Med Laboratories, Inc. in Minneapolis, MN. Dr. Lai-Goldman is Board Certified in anatomic and clinical pathology and serves as a member of the Executive and Management Committees of the Company. Dr. Lai-Goldman, who holds a medical degree from Columbia University, was named Senior Vice President of the Company in 1997 and has held the position of Medical Director for the Center for Molecular Biology and Pathology since 1991 (with RBL and subsequently the Company). Dr. Lai-Goldman joined RBL in 1990.

Richard L. Novak has served as Executive Vice President and Chief Operating Officer of the Company since January 1999. Prior to this date and since his hire in March 1997, Mr. Novak served as Executive Vice President and oversaw the Company’s Eastern Operations which included the Mid-Atlantic, Northeast, South, Florida, and South Atlantic Divisions. Mr. Novak is a member of the Executive and Management Committees of the Company. Prior to joining the Company, Mr. Novak was employed by SmithKline Beecham Clinical Laboratories serving in a variety of senior management positions including Senior Vice President, U.S. Operations and President, International.

Bradford T. Smith has served as Executive Vice President, Chief Legal Officer, and Secretary since September 2001 and previously as Executive Vice President, General Counsel, and Secretary since April 1995. He has served as the Company’s Chief Compliance Officer from August 1996 to September 2001 and from January 2004 to present. Mr. Smith also oversees the Company’s Public Affairs, Human Resources, Law, Compliance, and Audit operations. Mr. Smith is a member of the Executive and Management Committees of the Company. Previously, Mr. Smith served as Assistant General Counsel of Hoffmann-La Roche, Division Counsel of RBL and Assistant Secretary and member of RBL’s Senior Management Committee from 1988 until April 1995. Mr. Smith served as Assistant Secretary of Hoffmann-La Roche from 1989 until April 28, 1995 and as an Assistant Vice President of Hoffmann-La Roche during 1992 and 1993. He served as a director of Gensys Software, Inc; the directorship ended on September 18, 2003.

Stevan R. Stark served as Executive Vice President since October 1996 and was Senior Vice President, New York Division, Cranford Division, and Alliance/Hospital Division since April 28, 1995. Until his retirement from the Company on March 31, 2004, Mr. Stark oversaw the Company’s sales and marketing operations including business alliances, managed care, and new business development. Mr. Stark was a member of the Executive and Management Committees of the Company. Previously, Mr. Stark was a Vice President and Division Manager from 1991 to 1995 and a Division Manager from 1986 to 1991.

EXECUTIVE COMPENSATION AND BENEFIT PLANS

Executive Compensation

The compensation paid by the Company during the years ended December 31, 2003, 2002, and 2001 to the Chief Executive Officer and the four other most highly compensated Executive Officers serving at year end is set forth below.

Summary Compensation Table

		Annual Compensation(1)(2)				Long-Term Compensation Awards
Name and Principal Position	Year	Salary(3)($)		Bonus(4)($)		Restricted Stock Awards(5)($)		Securities Underlying Options/SARs(6)(#)

Thomas P. Mac Mahon President and Chief Executive Officer	2003 2002 2001	$ $ $	845,625 825,000 812,500	$ $ $	1,297,910 1,463,671 1,850,295	$ $ $	0 14,159,036 4,906,475	288,400 491,400 445,600

Richard L. Novak Executive Vice President and Chief Operating Officer	2003 2002 2001	$ $ $	469,040 454,667 433,333	$ $ $	571,709 647,919 691,728	$ $ $	0 6,653,110 1,983,750	135,400 230,800 194,400

Bradford T. Smith Executive Vice President, Chief Legal Officer, and Secretary	2003 2002 2001	$ $ $	399,750 387,500 365,833	$ $ $	458,321 503,623 532,554	$ $ $	0 5,155,072 1,587,000	105,000 178,800 140,000

Wesley R. Elingburg Executive Vice President, Chief Financial Officer, and Treasurer	2003 2002 2001	$ $ $	399,750 387,500 365,833	$ $ $	424,236 480,763 573,576	$ $ $	0 5,155,072 1,587,000	105,000 178,800 140,000

Myla P. Lai-Goldman Executive Vice President, Chief Scientific Officer, and Medical Director	2003 2002 2001	$ $ $	326,733 299,667 285,000	$ $ $	262,579 271,920 298,706	$ $ $	0 2,468,548 595,125	50,400 85,800 54,400

(1)	No officer was paid other annual compensation in excess of the lesser of either $50,000 or 10% of the total of annual salary and bonus reported above.
(2)	Does not include amounts that may be received by Messrs. Mac Mahon, Elingburg and Smith under certain whole life insurance policies. Under the terms of the policies, Messrs. Mac Mahon, Elingburg and Smith, upon termination of their employment, may elect to continue coverage by paying the annual premium, elect to receive the cash value of the policy, or elect to receive a paid-up policy based on premiums paid through the end of the policy year.
(3)	Includes salary paid or accrued for each indicated year.
(4)	Includes bonus accrued or paid for each indicated year and other payments, excluding severance, made pursuant to employment agreements.
(5)	Represents the value of restricted stock awarded during the year indicated under the Company’s 2000 Stock Incentive Plan.

The total number of options indicated in this column for 2002 includes a special grant made to the Executive Officers. The restricted stock awards from this special grant have a four-year vesting period, with accelerated vesting of outstanding shares in percentages ranging from 33.3% to 100%, if certain predefined cumulative profitability targets are achieved as of December 31, 2003 for the years ended December 31, 2002 and 2003. The value of these special awards at the date of grant were: for Mr. Mac Mahon, 136,400 shares valued at $5,365,976; Mr. Novak, 64,000 shares valued at $2,517,760; Mr. Elingburg, 49,600 shares valued at $1,951,264; Mr. Smith, 49,600 shares valued at $1,951,264; and Dr. Lai-Goldman, 23,800 shares valued at $936,292. The regular restricted stock awards granted in 2002 have a six-year vesting period, with accelerated vesting of outstanding shares in percentages ranging from 33.3% to 100%, if certain predefined cumulative profitability targets are achieved as of December 31, 2004 for the years ended December 31, 2002, 2003, and 2004.

Aggregate outstanding restricted stock awards and their value at December 31, 2003 were: for Mr. Mac Mahon, 486,800 shares valued at $17,987,260; Mr. Novak, 219,000 shares valued at $8,092,050; Mr. Elingburg, 171,200 shares valued at $6,325,840; Mr. Smith, 171,200 shares valued at $6,325,840; and Dr. Lai-Goldman, 77,000 shares valued at $2,845,150. No dividends are paid on restricted stock awards during the restriction period.

(6)	Represents the number of stock options awarded during the year indicated under the Company’s 2000 Stock Incentive Plan.

The total number of options indicated in this column for 2002 includes a special grant made to the Executive Officers. The stock option awards from this special grant vest in equal one-third increments over a three year period, beginning on the first anniversary of the date of grant and if unexercised, expire 10 years after the date of grant, subject to their earlier termination. The number of securities underlying the special options awarded were: for Mr. Mac Mahon, 203,000 shares; Mr. Novak, 95,400 shares; Mr. Elingburg, 73,800 shares; Mr. Smith, 73,800 shares; and Dr. Lai-Goldman, 35,400 shares.

Restricted Stock Grants in 2003

During 2003, no restricted stock grants were made to the Executive Officers named in the Summary Compensation Table.

Stock Option Transactions in 2003

During 2003, the following grants were made under the 2000 Stock Incentive Plan for the Executive Officers named in the Summary Compensation Table:

Option/SAR Grants in 2003

Name	Number of Securities Underlying Options/SARs Granted(1)	Percentage of Total Options/SARs Granted to Employees in 2003	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
Thomas P. Mac Mahon	288,400	16%	$24.46	2/19/2013	$3,912,212
Richard L. Novak	135,400	8%	$24.46	2/19/2013	$1,836,732
Bradford T. Smith	105,000	6%	$24.46	2/19/2013	$1,424,350
Wesley R. Elingburg	105,000	6%	$24.46	2/19/2013	$1,424,350
Myla P. Lai-Goldman	50,400	3%	$24.46	2/19/2013	$683,688

(1)	For each grant of non-qualified options made in 2003, the exercise price is equivalent to the fair market value per share on the date of the grant as defined in the 2000 Stock Incentive Plan. The options will vest with respect to one-third of the option shares on the first anniversary of the date of grant and an additional one-third will vest on each of the second and third anniversaries of such date, subject to their earlier termination.
(2)	Valuation based upon the Black-Scholes option pricing model with the following assumptions: expected dividend yield 0.0%, volatility of 0.5112, risk-free interest rate of 3.22%, and an expected life of seven years. Using the Black-Scholes option pricing model, the assumed exercise or base price per share on February 19, 2003 was approximately $13.57.

The following chart shows, for 2003, the number of stock options exercised and the 2003 year-end value of the options held by the Executive Officers named in the Summary Compensation Table:

Aggregated Option/SAR Exercises in 2003

and Year-End 2003 Option/SAR Values

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities underlying Options/SARs at Year-End		Value of Unexercised In-the- Money Options/SARs at Year-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas P. Mac Mahon	0	$0	672,334	764,532	$4,558,649	$4,179,538
Richard L. Novak	20,000	$486,750	258,800	354,066	$1,039,383	$1,943,056
Bradford T. Smith	17,200	$362,361	124,666	270,866	$369,957	$1,492,864
Wesley R. Elingburg	26,400	$388,092	156,578	270,866	$441,133	$1,492,864
Myla P. Lai-Goldman	14,800	$360,195	79,867	125,733	$277,300	$699,988

(1)	Calculated using the actual December 31, 2003 closing price per common share on the NYSE Composite Tape of $36.95, less the applicable aggregate option exercise price of in-the-money options, multiplied by the number of unexercised in-the-money options that are exercisable and unexercisable, respectively.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2003. All equity compensation plans have been approved by Company shareholders, except in the case of equity compensation plans approved by shareholders of companies acquired by the Company as described in footnote (1) below.

Plan Category	Common shares to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants and rights	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column A)
	A		B	C
Equity compensation plans approved by Company shareholders (1)	6,296,593	(2)	$32.11	7,127,911	(3)

Equity compensation plans not approved by Company shareholders	0		0	0

(1)	Not included in this total are stock option awards from Dynacare, Inc. representing 276,990 shares of underlying common stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dynacare, Inc. Amended and Restated Employee Stock Option Plan, which were approved by Dynacare, Inc. shareholders when the plan was initially implemented. At December 31, 2003, there were options to purchase 128,216 shares of the Company’s common stock outstanding under this plan and the weighted-average exercise price of outstanding options was $21.68. The Company does not intend to continue to issue awards under this plan.

Also not included in this total are stock option awards from Dianon Systems, Inc., representing 690,116 shares of underlying common stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dianon Systems, Inc. 1996 Stock Incentive Plan; Dianon Systems, Inc. 1999 Stock Incentive Plan; the Dianon Systems, Inc. 2000 Stock Incentive Plan; Dianon Systems, Inc. 2001 Stock Incentive Plan; and the UroCor Second Amended and Restated 1992 Stock Option Plan, which were approved by the Dianon Systems, Inc., and the UroCor, Inc. shareholders when the plans were initially implemented. At December 31, 2003, there were options to purchase 180,624 shares of the Company’s common stock outstanding under these plans and the weighted-average exercise price of outstanding options was $28.32. The Company does not intend to continue to issue awards under these plans.

(2)	Includes options to purchase shares outstanding under the Laboratory Corporation of America Holdings 2000 Stock Incentive Plan, the Laboratory Corporation of America Holdings Amended and Restated 1999 Stock Incentive Plan, the Laboratory Corporation of America Holdings 1994 Stock Option Plan, and the Laboratory Corporation of America Holdings 1988 Stock Option Plan.
(3)	Includes shares available for future issuance under the Laboratory Corporation of America Holdings 2000 Stock Incentive Plan, the Laboratory Corporation of America Holdings Amended and Restated 1999 Stock Incentive Plan, the Laboratory Corporation of America Holdings 1994 Stock Option Plan, the Laboratory Corporation of America Holdings 1997 Employee Stock Purchase Plan, and the Laboratory Corporation of America Holdings 1995 Stock Plan for Non-employee Directors.

Retirement Benefits and Savings Plan

The following tables set forth the estimated annual retirement benefits payable at age 65 to persons retiring with the indicated average direct compensation and years of credited service, on a straight life annuity basis after Social Security offset, under the Company’s Employees’ Retirement Plan, as supplemented by the Company’s Pension Equalization Plan.

Pension Plan Table(1)

Thomas P. Mac Mahon, Richard L. Novak, Bradford T. Smith, Wesley R. Elingburg, and

Myla P. Lai-Goldman

Five-year average Compensation(2)	10 Years(3)	15 Years(3)	20 Years(3)	25 Years(3)	30 Years(3)
$ 250,000	51,699	77,549	103,398	129,248	129,248
400,000	85,395	128,093	170,790	213,488	213,488
450,000	96,627	144,941	193,254	241,568	241,568
600,000	130,323	195,485	260,646	325,808	325,808
700,000	152,787	229,181	305,574	381,968	381,968
850,000	186,483	279,725	372,966	466,208	466,208
1,000,000	220,179	330,269	440,358	550,448	550,448

(1)	The Retirement Plan, as supplemented by the Pension Equalization Plan, is a defined benefit pension plan designed, in conjunction with the Company’s Pension Equalization Plan, to provide an employee having 25 years of credited service with an annuity equal to 52% of final average compensation less 50% of estimated individual Social Security benefits. The 25-year service requirement is effective January 1, 2004.
(2)	Highest consecutive five-year average base compensation during final ten years. No bonuses are considered. Compensation considered for this five-year average is reflected in the Summary Compensation Table under the heading “Salary.” Effective January 1, 2004, there is no longer a limit on the five-year average base compensation used to determine benefits in the Pension Equalization Plan.
(3)	Under the plans, the normal form of benefit for an unmarried participant is a life annuity with a guaranteed minimum payment for ten years. For a married participant, the normal form is a 50% joint and survivor annuity, which is actuarially equivalent to the normal form for an unmarried participant. The above tables are determined with regard to a life only form of payment; thus, payment using a ten-year guarantee or a 50% joint and survivor feature would produce a lower annual benefit.

Credited service is defined generally as all periods of employment with the Company, a participating subsidiary or with National Health Laboratories Holdings Inc. or its subsidiaries prior to 1992, or RBL or an affiliate, after attainment of age 21 and completion of one year of service (age 25 and completion of one year of service if hired before January 1, 1985). Effective January 1, 2004, the one year of service requirement and the minimum age requirement are waived under the Pension Equalization Plan. Final average compensation is defined as average annual base salary during the five consecutive calendar years in which base salary was highest out of the last ten calendar years prior to normal retirement age or earlier termination. The Employee Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. The limitation solely with respect to defined benefit pension plans was $160,000 for 2003 and will be subject to cost of living adjustments for future years. In addition, the Tax Reform Act of 1986 limits the amount of compensation that can be considered in determining the level of benefits under qualified plans. The applicable limit for 2003 was $200,000. The Company believes that, with respect to certain employees, annual retirement benefits computed in accordance with the Retirement Plan’s benefit formula may be greater than those which would be provided with regard to such qualified plan limitation. The Company’s non-qualified, unfunded, Pension Equalization Plan is designed to provide for the payment of the difference, if any, between the amount of such maximum limitation and the annual benefit that would be payable under the Retirement Plans but for such limitation.

As of January 1, 2004, credited years of service under the Pension Equalization Plan for the following individuals are: Mr. Mac Mahon—7.0 years, Mr. Elingburg—23.7 years, Mr. Smith—22.0 years, Dr. Lai-Goldman—13.5 years, and Mr. Novak—6.9 years.

Compensation Plans and Arrangement

On April 17, 1996, the Board of Directors approved the Master Senior Executive Severance Plan (the “Severance Plan”), which provides severance payments to certain key employees. The Severance Plan provides for severance payments of three times annual salary and targeted bonus then in effect for a change in control (as defined in the Severance Plan) and two times annual salary and targeted bonus then in effect for all other qualifying terminations for the President and Chief Executive Officer and the Executive Vice Presidents of the Company. The Severance Plan also provides severance payments of one times annual salary and targeted bonus then in effect for Senior Vice Presidents upon the occurrence of a qualifying termination. Qualifying termination is generally defined as involuntary termination without cause or voluntary termination with Good Reason, as defined. “Good Reason” is defined as a reduction in base salary or targeted bonus as a percentage of salary, relocation to an office location more than 75 miles from the employee’s current office without consent of the employee, or a material reduction in job responsibilities or transfer to another job without the consent of the employee. Good Reason does not include a reduction in base salary or targeted bonus where such reduction is pursuant to a Company-wide reduction of base salaries and/or targeted bonuses. In addition, the Severance Plan may not be amended or terminated within 36 months following a change in control, as defined.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (for the purposes of this section, the “Committee”), comprised entirely of independent directors, reviews and recommends to the full Board for its approval compensation and benefit policies and objectives; determines whether officers, directors and employees are compensated according to these policies and objectives; and carries out the board’s responsibilities relating to the compensation of executives and directors as described above under “Item One: Election of Directors.” The charter of the Compensation Committee was last amended on December 10, 2003, and is attached hereto as Annex II.

During 2003, the Committee held four meetings to review and evaluate executive and director compensation and benefit programs, including information provided to the Company by independent compensation and benefit consultants.

Executive Officer Compensation Policies. The Committee’s executive compensation policies are designed to (a) attract and retain the best individuals critical to the success of the Company, (b) motivate and reward such individuals based on corporate, business unit and individual performance, and (c) align executives’ and stockholders’ interests through equity-based incentives.

Compensation for executives is based on the following principles: variable compensation should comprise a significant part of an executive’s compensation, with the percentage at-risk highest for the executive officers; both compensation opportunities provided to executive officers and the realizable values of those opportunities should significantly vary with performance achievements; an emphasis on stock-based compensation aligns the long-term interests of executive officers and stockholders; compensation opportunities for executive officers must be evaluated against those offered by companies similar in size and scope of operations; and differences in executive compensation within the Company should reflect varying levels of responsibility and/or performance.

A key reference in determining the overall levels of executive officer compensation is an assessment of pay practices within a group of public companies in the health care services industries that engage in diagnostics and genomic research that are comparable in size and scope to the Company (the “peer group”). Companies in the peer group were selected by the Committee based on recommendations from the Committee’s independent compensation and benefit consultants. Some of these companies are included in the peer group used for stock price comparisons (see “Common Stock Performance” below).

2003 Executive Officer Compensation. There are three components to the Company’s executive compensation program: base salary, annual incentive compensation, and long-term incentive compensation. The more senior the position, the greater the portion of total compensation that varies with performance results.

Base salaries are set by the Committee and are designed to be competitive with the peer group companies described above. Generally, the Committee has targeted salary levels of the executive officers at the median of peer group practices, with any variations reflecting the individual’s job experience and responsibility. Annual changes in base salaries are based on the peer group’s practices, the Company’s performance, the individual’s performance, and increases in cost of living indexes. For 2003, the average salary increase for executive officers was 7 percent.

Under the Company’s Management Incentive Bonus Plan, originally adopted by the stockholders in 1995, annual incentive compensation for executive officers is paid in the form of a cash bonus. Earned bonus amounts generally are based on the attainment of specific performance goals, which were approved by the Chair of the Committee at the beginning of 2003. The primary measures used for executive officer bonuses in 2003 were earnings before interest, taxes, depreciation and amortization (“EBITDA”), days sales outstanding, revenue growth, and certain other specific measures. Each executive officer has a target bonus expressed as a percentage of salary. The Committee generally sets bonus opportunities so that total cash compensation for Executive Officers will approximate the peer group’s 75th percentile if performance results warrant such an outcome.

The Company’s annual performance results in 2003 generally met the goals set by the Committee for the year and resulted in bonuses for executive officers that were generally at the target amount (see “Summary Compensation Table” for amounts paid to certain executive officers under the plan). These bonuses were less than the bonuses earned by the executive officers for 2002.

Long-term incentive compensation is provided through the granting of stock options and restricted stock under the Company’s Stock Option Plans. The Committee believes that grants of stock options and restricted stock align stockholder and executive officer interests and serve as an effective retention tool. Generally, the Committee approves stock option grants at the beginning of the year with the size of grants determined by each executive officer’s level of responsibility after comparison to the equity grant practices of the peer group. Competitive grant practices are evaluated in terms of both annualized expected value and percentage of common shares outstanding, and the size of grants to Company executive officers reflect the Committee’s evaluation of the Company’s performance as compared to the peer group. As provided in the Company’s Stock Option Plans, stock options are granted with an exercise price equal to the Fair Market Value (as defined in the Company’s Stock Option Plans) per share on the date of grant.

For 2003, the Committee kept its one time grant of restricted stock awarded in 2002 that will represent the entire restricted stock opportunity for executive officers for the three-year period from 2002 through 2004, instead of making annual grants. Moving from an annual to a three-year plan is intended to remove the issues related to the volatility of the Company’s share price in determining the size of the grants. Grants of restricted stock will vest on the sixth anniversary of grant, although vesting of the restricted shares granted in 2002 may be accelerated if certain predefined profitability targets are achieved as of December 31, 2004. As a result of this plan change, no restricted awards were made to the executive officers during 2003.

The mix between stock options and restricted stock is such that a majority of the expected value is delivered through the granting of stock options. No stock option or restricted stock awards are made in the absence of satisfactory performance, which is evaluated by the Committee based on the executive’s individual contribution to the long-term health and growth of the Company.

2003 Chief Executive Officer Compensation. The Committee reviewed Mr. Mac Mahon’s base salary, annual incentive and long-term incentive compensation in the same manner as described above for other Executive Officers. The Committee increased Mr. Mac Mahon’s base salary from $825,000 in 2002 to $849,750 in 2003.

The Committee believes that Mr. Mac Mahon’s leadership and individual performance have significantly contributed to the achievement of remarkable growth in earnings and stockholder value for the Company during his tenure as CEO. Mr. Mac Mahon’s annual target bonus opportunity during 2003 was 150 percent of salary, the same as in 2002. Based on the Company’s performance achievements during 2003, Mr. Mac Mahon received an annual bonus payment that was approximately 153% percent of his 2003 salary. This represented a decrease of approximately 11% percent from his 2002 earned bonus amount and resulted in total cash compensation for 2003 that was approximately 6% less than his total cash compensation for 2002. As for the other Executive Officers, this result reflected that while the Company generally met the goals for 2003, performance results more significantly exceeded the Committee’s goals in 2002.

The majority of Mr. Mac Mahon’s compensation opportunity for 2003 was delivered through equity-based vehicles linked directly to the interests of stockholders. In 2003, Mr. Mac Mahon received an annual grant of 288,400 stock options, the same number of options awarded in 2002, and no restricted stock award. The Committee determined the size of these grants after reviewing competitive equity grants to peer group CEOs and they reflect the Committee’s assessment that the performance of both the Company and Mr. Mac Mahon continue to be outstanding. The stock options will vest in equal one-third increments over a three-year period beginning on the first anniversary of the grant date and if unexercised, will expire ten years from the date of grant, subject to their earlier termination.

Limit on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the corporate federal income tax deduction for certain “non-performance based” compensation paid to the chief executive officer and each of the four highest paid employees of public companies to $1 million per year. The Committee has carefully considered the Corporation’s executive compensation program in light of the applicable tax rules. Accordingly, the Company’s 2000 Stock Incentive Plan has been structured to meet the requirements of Section 162(m), and stockholders last approved the Plan in 2002. However, the Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, the Committee reserves and will exercise its discretion in this area so as to serve the best interests of the Company and its stockholders.

THE COMPENSATION COMMITTEE

Jean-Luc Bélingard, Chairman
Andrew G. Wallace
M. Keith Weikel

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth in the preceding section. There are no members of the Compensation Committee who were officers or employees of the Company or any of its subsidiaries during the 2003 fiscal year, formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.

COMMON STOCK PERFORMANCE

The Company’s common stock is traded on the New York Stock Exchange, Inc. (the “NYSE”). The graph below shows the cumulative total return assuming an investment of $100 on December 30, 1998 in each of the Company’s common stock, the Standard & Poor’s (the “S&P”) Composite-500 Stock Index, the S&P 400 Health Care Index (the “Peer Group”) and that all dividends were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

	12/1998	12/1999	12/2000	12/2001	12/2002	12/2003
Laboratory Corporation of America Holdings	$100	$268	$1,280	$1,176	$676	$1,075
S&P 500 Index	$100	$121	$110	$97	$76	$97
S&P 400 Health Care Index	$100	$102	$157	$149	$118	$171

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth as of March 31, 2004, the total number of shares of Common Stock beneficially owned, and the percent so owned, by (i) each director of the Company who is a beneficial owner of any shares of Common Stock, (ii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (iii) the officers named in the “Summary Compensation Table” set forth above, and (iv) all current directors and Executive Officers as a group. The number of shares owned are those “beneficially owned,” as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement. Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them as set forth opposite their respective names.

Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class
Chieftain Capital Management, Inc. 12 East 49th Street New York, New York 10017	12,432,908	(1)	8.5%
J. & W. Seligman & Co. Incorporated 100 Park Avenue New York, New York 10017	7,902,937	(2)	5.4
Thomas P. Mac Mahon	1,616,514	(3,4)	1.1
Jean-Luc Bélingard	24,440	(3,4)	*
Wendy E. Lane	24,880	(3,4)	*
Robert E. Mittelstaedt, Jr.	18,118	(3,4)	*
James B. Powell	20,736	(3,4,5)	*
Andrew G. Wallace	21,197	(3,4)	*
Craig M. Watson	0	(3,4)	*
M. Keith Weikel	1,742	(3,4)	*
Wesley R. Elingburg	342,747	(3,4)	*
Myla P. Lai-Goldman	195,993	(3,4,6)	*
Richard L. Novak	518,058	(3,4)	*
Bradford T. Smith	344,944	(3,4)	*
All directors and Executive Officers as a group (15 persons)	3,312,351		2.3%

*	Less than 1%
(1)	As reported on Schedule 13G filed with the Commission on February 13, 2004, on behalf of Chieftain Capital Management, Inc. (“Chieftain”). Chieftain is a registered investment advisor with shared voting power for 12,432,908 of the above listed shares.
(2)	As reported on Schedule 13G filed with the Commission on February 11, 2004, on behalf of J. & W. Seligman & Co. Incorporated (“Seligman”). Seligman is a registered investment advisor with shared voting power for 7,902,937 of the above listed shares.
(3)	Beneficial ownership by directors and officers of the Company includes shares of Common Stock, which such officers have the right to acquire upon the exercise of options which either are vested or which may vest within 60 days of March 31, 2004. The number of shares of Common Stock included in the table as beneficially owned which are subject to such options is as follows: Mr. Mac Mahon—1,080,801; Mr. Elingburg—243,644; Dr. Lai-Goldman—143,400; Mr. Novak—393,401; Mr. Smith—247,532; Mr. Bélingard—7,760; Ms. Lane—7,760; Mr. Mittelstaedt—7,760; Dr. Powell—7,760; Dr. Wallace—6,388; Mr. Watson—0; Mr. Weikel—0; all directors and Executive Officers as a group—2,258,874.

(4)	Includes shares of Restricted Common Stock. The number of shares of Restricted Common Stock included in the table is as follows: Mr. Mac Mahon—265,182; Mr. Elingburg—95,785; Mr. Novak—123,369; Mr. Smith—95,785; Dr. Lai-Goldman—45,179; Mr. Bélingard—1,646; Ms. Lane—1,646; Mr. Mittelstaedt—1,646; Dr. Powell—1,646; Dr. Wallace—1,646; Mr. Watson—0; Mr. Weikel—1,329; all directors and Executive Officers as a group—695,718.
(5)	Includes 700 shares of common stock held by Allemanni LLC. Dr. Powell is the sole manager of Allemanni LLC.
(6)	Includes 2,000 shares of common stock held by Dr. Lai-Goldman’s daughter. Dr. Lai-Goldman disclaims beneficial ownership of the 2,000 shares of common stock held in her daughter’s name.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s Executive Officers, directors and persons who own more than 10% of the Company’s equity securities to file reports on ownership and changes in ownership with the Commission and the securities exchanges on which its equity securities are registered. Additionally, Commission regulations require that the Company identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge, based solely on a review of reports furnished to it, all Section 16(a) filing requirements applicable to its Executive Officers, directors and more than 10% beneficial owners were complied with, with the following exception: Wesley R. Elingburg, Myla P. Lai-Goldman, Thomas P. Mac Mahon, Richard L. Novak, Bradford T. Smith, and Stevan R. Stark submitted late the Form 4 reporting the March 20, 2003 stock withholding to satisfy tax and withholding obligations upon the vesting of restricted stock filed on their behalf by the Company with the Commission on March 25, 2003 because of an inadvertent oversight by the Company.

ITEM TWO: AMENDMENT TO THE 1997 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors has adopted and recommends that the stockholders approve amendments to the 1997 Employee Stock Purchase Plan (the “Stock Purchase Plan”) to increase the number of authorized shares from 3,000,000 to 4,500,000 and to extend the termination date from December 31, 2006 to December 31, 2008. The shareholders originally approved the Stock Purchase Plan at the November 20, 1996 annual meeting of stockholders and subsequently amended it authorizing additional shares at the June 16, 1999 annual meeting of stockholders. The Stock Purchase Plan is designed to give all eligible employees an increased personal interest in the success and progress of the Company by encouraging their ownership of Common Stock of the Company.

The maximum number of shares of the Company’s Common Stock subject to the Stock Purchase Plan, prior to amendment, was 3,000,000 shares, as adjusted for any stock dividends, stock splits or other stock changes. As of March 31, 2004, approximately 2,764,925 shares had been issued under the Stock Purchase Plan. On April 2, 2004, the Board approved an amendment to the Stock Purchase Plan, subject to approval of the shareholders, to increase by 1.5 million the number of shares of Common Stock of the Company authorized for issuance under the Stock Purchase Plan. The Board adopted this amendment to ensure that the Company can continue to allow participation in the Stock Purchase Plan by eligible employees as only 235,075 shares are currently available for issuance under the plan. The text of the amendment is set forth as Annex V to this Proxy Statement.

The Stock Purchase Plan provides for the granting of options to all eligible employees of the Company and its subsidiaries, both officers and non-officers, entitling them to purchase shares of the Common Stock of the Company at a discounted price. All employees of the Company and its subsidiaries will be eligible to participate in the Stock Purchase Plan, except part-time and temporary employees and employees owning 5% or more of the total voting power or value of all classes of stock of the Company. Under the Stock Purchase Plan, only those directors and nominees for director who are full-time employees of the Company or a subsidiary are eligible to participate.

For each six-month period (an “Offering Period”) commencing January 1 or July 1 (the “Offering Date”) during the term of the Stock Purchase Plan, each eligible employee receives an option to purchase up to the largest whole number of shares obtained by dividing (i) between one and ten percent (as specified by the employee) of such employee’s compensation for the Offering Period by (ii) the Option Price (as defined below). At the end of an Offering Period, on either June 30 or December 31 (the “Exercise Date”), the amount deducted from each eligible employee’s compensation during the Offering Period is used to purchase shares of the Company’s Common Stock for the benefit of that employee. The price at which the shares will be purchased (the “Option Price”) will be 85% of the fair market value of a share of Common Stock on the Offering Date or the Exercise Date, whichever is lower. Generally, fair market value will be the average of the high and low sales prices of the Common Stock on that date.

Prior to the Exercise Date, the amounts deducted from an employee’s salary may be used by the Company for general corporate purposes but will be recorded as being in separate accounts (“Purchase Accounts”) for each employee. Other than terminating their participation, employees may not change the level of their participation with respect to an Offering Period during such Offering Period. The aggregate fair market value of all shares of the Company which an employee has an option to purchase under the Stock Purchase Plan, may not exceed $25,000 in any calendar year.

The Stock Purchase Plan provides that if an employee’s employment terminates for any reason other than death, then such employee’s options terminate immediately and all funds deducted from the employee’s compensation during the current Offering Period will be paid to the employee. Options are not transferable except by will or by the laws of descent and distribution, and will be exercisable during the employee’s lifetime only by such employee.

The Stock Purchase Plan provides that options will become immediately exercisable in full upon the occurrence of certain events involving a change in control of the Company. Such events include: the adoption of a plan of merger or similar transaction involving the Company in which the Company’s stockholders would receive less than 50% of the voting stock of the surviving corporation; the approval by the Board of Directors of the sale or transfer by the Company of a majority of the stock of a significant subsidiary of the Company or substantially all of the Company’s or such a subsidiary’s assets; certain acquisitions of more than 20% of the Common Stock by any person or group other than a person or group who beneficially owned, as of the Offering Date, more than 5% of the Common Stock unless prior approval of the Board of Directors is received; certain significant changes in the membership of the Board of Directors; or any other transaction that would constitute a change in control required to be reported by the Company in a proxy statement. In addition, upon the approval of the dissolution or liquidation of the Company, all options shall become exercisable in full. Upon the dissolution or liquidation of the Company, or upon the consummation of a merger or consolidation in which the Company’s stockholders do not receive at least 50% of the voting stock of the resulting corporation, all options not exercised shall terminate, but the participating employees will have the option of purchasing the shares or being paid the amount designated in their Purchase Accounts prior to such occurrence.

The date for the initial grant of options under the Stock Purchase Plan was January 1, 1997. The Stock Purchase Plan will terminate December 31, 2006, unless the requested extension to December 31, 2008 is approved by the shareholders at this annual meeting. The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors of the Company. The Committee is empowered to prescribe rules and regulations for such administration and to decide questions with respect to the interpretation or application of the Plan. In addition, the Committee will have the authority to alter, amend, suspend or discontinue the Stock Purchase Plan at any time without notice, except that no such action may adversely affect the rights of any participating employee. In addition, the Committee may not increase the number of shares of Common Stock issuable under the Stock Purchase Plan, change the formula determining the price at which options may be exercised or increase the maximum number of shares an eligible employee may purchase under the Stock Purchase Plan. Furthermore, the Stock Purchase Plan is designed to meet the requirements of Rule 16b-3 under the Exchange Act with respect to participation by insiders of the Company, and, in accordance therewith, certain amendments may require the approval of the Company’s stockholders.

Options will be granted on the condition that a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Common Stock to be issued subject to such option has become effective and a copy of the prospectus has been delivered to each participant.

Options under the Stock Purchase Plan will be statutory stock options of the kind recognized by Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). For federal income tax purposes, neither the grant nor the exercise of the options will be a taxable event to the participants. The disposition, however, of the shares acquired through the exercise of the options will be a taxable event. The tax consequences of such a disposition will depend upon the respective holding periods of the options and options shares. The statutory holding period for the Stock Purchase Plan is the later of two years after the Offering Date or one year from the date of transfer of the stock to the employee.

If a disposition of the shares is made after the end of the holding period, a portion of the gain, if any, will be taxed as ordinary income, which portion will be determined by subtracting the option price from the lesser of (a) the fair market value of the shares on the date the option was granted or (b) the fair market value of the shares on the disposition date. The remaining portion of the gain, if any, will be taxed as capital gain for federal income tax purposes. When the holding period described above is met, the Company is not allowed to deduct any amount for federal income tax purposes with respect to the issuance or exercise of the options or the sale of the underlying shares.

If a disposition of the shares is made before the end of the holding period, the amount of the gain which will be taxed as ordinary income will be determined by subtracting the option price from the fair market value of the shares on the date on which the option was exercised. The amount treated as ordinary income would be added to the employee’s basis in calculating whether any capital gain or loss is to be recognized on the disposition. In the year of such early disposition, the Company will generally be entitled to a business deduction for federal income tax purposes in an amount equal to the ordinary income.

The Stock Purchase Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The number of shares of the Company’s Common Stock that will be purchased under the Stock Purchase Plan by its employees if it is amended cannot be estimated by the Company. The number of shares purchased by the participants of the Stock Purchase Plan for fiscal year 2003 was 273,956.

The Board of Directors of the Company recommends that the stockholders vote FOR approval and adoption of the ESPP Amendment.

ITEM THREE: RATIFICATION OF INDEPENDENT ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to audit the accounts of the Company for the year ending December 31, 2004. For the year ended December 31, 2003, the Company’s accounts were audited by PricewaterhouseCoopers.

PricewaterhouseCoopers’s report on the financial statements of the Company for the year ended December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

To the knowledge of management and the Audit Committee, in connection with the audit of the Company’s financial statements for the year ended December 31, 2003, there were no disagreements with

PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the matter in its reports.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers as the Company’s independent accountants is not required by the Company’s By-Laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of PricewaterhouseCoopers as the Company’s independent accountants for the year ending December 31, 2004, the Board of Directors will consider whether to retain that firm for such year.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers as of or for the years ended December 31, 2003 and 2002, were:

	2003	2002
Audit	$664,469	$606,540
Audit Related	39,946	79,689
Tax	2,100	12,000
All Other	0	18,085

Total	$706,515	$716,314

The Audit fees for the years ended December 31, 2003 and 2002, respectively, were for professional services rendered (including reimbursement for out-of-pocket expenses) for the audits of the consolidated financial statements of the Company ($585,000 and $540,000) and the issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC ($72,084 and $66,540).

The Audit Related fees for the year ended December 31, 2002 were primarily for assurance and related services related to due diligence related to mergers and acquisitions and accounting consultations in connection with acquisitions. For the year ended December 31, 2003, such fees were primarily for accounting consultations and for Section 404 attestation and advisory work.

Tax fees for the years ended December 31, 2003 and 2002, respectively, were for services related to tax compliance, tax planning and tax advice.

All Other fees for the year ended December 31, 2002 were for assistance with the development of investment policies.

No fees were paid for Financial Information Systems Design and Implementation for the years ended December 31, 2002 and 2003.

The Audit Committee has considered the other services rendered and believes that they are compatible with PricewaterhouseCoopers remaining independent.

The Board of Directors of the Company recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent accountants for 2004.

AUDIT COMMITTEE’S REPORT

The Audit Committee of the Board of Directors, comprised entirely of non-management directors, held eight meetings during 2003. The Board of Directors considered the “independence” and “financial literacy” of each of the Audit Committee members, as set forth under the rules of the Listing Standards and the Securities and Exchange Commission (“Commission”) and has concluded that its Audit Committee members satisfy the current requirements of the Listing Standards and the Commission. The Audit Committee of the Board of Directors further concluded that Wendy E. Lane has been identified as the “audit committee financial expert” as defined by Commission rules and has the “accounting or related financial management expertise” required by the Listing Standards.

The charter of the Audit Committee was last amended on December 9, 2003 and is attached hereto as Annex IV.

The Audit Committee met with the independent public accountants, management, and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee reviewed the performance and fees of the independent public accountants prior to recommending their appointment, and met with them to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Audit Committee discussed with the independent public accountants their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates, and other communications required by Statement of Accounting Standards No. 61, Communications with Audit Committees, as currently in effect. The Audit Committee discussed with and received a letter from the independent public accountants confirming their independence, as required by Independence Standards Board Standard No. 1. Both the independent public accountants and the internal auditors had full access to the Audit Committee, including regular meetings without management present. Additionally, the Audit Committee reviewed and discussed the audited financial statements with management and recommended to the Board of Directors that these financial statements be included in the Company’s Form 10-K for filing with the Commission.

As part of its duties, the Audit Committee also considered whether the provision of services other than audit services during fiscal year 2003 by PricewaterhouseCoopers LLP, the Company’s independent public accountants, is compatible with maintaining the accountant’s independence and has determined that such services are compatible. See “Item Four: Ratification of Independent Accountants.”

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board determine. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (b) the representations of the independent auditors appearing in the auditor’s report on the Company’s financial statements.

THE AUDIT COMMITTEE

Wendy E. Lane, Chairman
Robert E. Mittelstaedt, Jr.
James B. Powell

STOCKHOLDER PROPOSALS

Under the rules and regulations of the Commission as currently in effect, any holder of at least $2,000 in market value, or 1% of Common Stock, who desires to have a proposal presented in the Company’s proxy material for use in connection with the annual meeting of stockholders to be held in 2005 must transmit that proposal (along with his name, address, the number of shares of Common Stock that he holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Such holder must continue to hold his Common Stock through the date of the meeting. Proposals of stockholders intended to be presented at the next annual meeting must be received by Bradford T. Smith, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, no later than December 1, 2004.

Regarding stockholder proposals intended to be presented at the 2005 Annual Meeting but not included in the Company’s proxy statement, stockholders must give the Company notice not later than February 1, 2005 of their proposals in order to be considered timely under applicable Commission rules. Notice shall be given in the form and manner described in the paragraph above. The persons named as proxies in the enclosed proxy card may vote in their discretion on any proposals for which timely notice is not received in the manner described above.

Holders of Common Stock who want to have proposals submitted for consideration at future meetings of stockholders should consult the applicable rules and regulations of the Commission with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

HOUSEHOLDING

As permitted by the Exchange Act, we have adopted a procedure approved by the Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this proxy statement and annual report unless one or more of these stockholders provides notification of their desire to receive individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our transfer agent (in writing: American Stock Transfer and Trust Company, Shareholder Services, 6201 Fifteenth Avenue, Brooklyn, NY 11219; by telephone: 800-937-5449) with the names in which all accounts are registered.

If you participate in householding and wish to receive a separate copy of the 2003 annual report or this Proxy Statement, or if you wish to receive separate copies of future annual reports or proxy statements, please contact American Stock Transfer and Trust Company at the above address or phone number. We will deliver the requested documents to you promptly upon your request.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

You may also obtain an on-line version of the proxy statement at www.labcorp.com.

ADDITIONAL INFORMATION

The Company will make available a copy of the Annual Report on Form 10-K for the year ended December 31, 2003 and any quarterly reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215. Each such request must set forth a good faith representation that, as of the Record Date (March 31, 2004), the person making the request was a beneficial owner of Common Stock entitled to vote.

In order to ensure timely delivery of such document(s) prior to the annual meeting, any request(s) should be submitted promptly to the Company.

OTHER BUSINESS

The Company knows of no other matters which may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Bradford T. Smith

Secretary

April 13, 2004

ANNEX I

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to be directly responsible for the selection, appointment, compensation and oversight of the work of any registered public accounting firm employed by the Company and to assist in Board oversight of (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent auditors and (4) the performance of the Company’s internal audit functions and independent auditors.

Committee Membership

The Audit Committee shall consist of no fewer than three members of the Board all of whom shall meet the independence, experience and expertise requirements of the New York Stock Exchange and applicable rules and regulations. At all times at least one member of the Audit Committee shall be a “financial expert” within the meaning of SEC Regulation S-K Item 401(h) and other applicable rules and regulations of the Securities and Exchange Commission. Members of the audit committee may not simultaneously serve on the audit committee of more than three public companies, including the Company’s.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Audit Committee members may be removed and replaced by the Board.

Committee Powers, Authority, Duties and Responsibilities

1. The Audit Committee shall have the sole authority to select and appoint the independent auditors to be retained by the Company, approve the compensation of the independent auditors, and be directly responsible, and have the sole authority, for the discharge or replacement of the independent auditors.

2. The Audit Committee shall approve in advance the provision by the independent auditors of all services whether or not related to the audit. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors retained by the Company for the purpose of rendering or issuing an audit report.

3. The Audit Committee shall review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principles and practices, the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” the adequacy of internal controls that could significantly affect the Company’s financial statements, any material correcting adjustments that have been identified by the independent auditor, whether or not made, any material off-balance sheet transactions, arrangements, obligations and other relationships of the Company with unconsolidated entities and other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Statement on Auditing Standards No. 61, Communications with Audit Committees.

4. The Audit Committee shall review analyses and reports prepared by management and the independent auditors of significant financial reporting issues and judgments and critical accounting policies and practices in connection with the preparation of the company’s financial statements and the ramifications of the use of alternative disclosures and treatments, the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management, including any management letter or schedule of unadjusted differences.

5. The Audit Committee shall review with management and the independent auditors the Company’s quarterly financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition.” The Audit Committee shall also discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

6. The Audit Committee shall (a) review policies and procedures with respect to Company transactions in which officers or directors have an interest, including reviews requested by management or the independent auditors, (b) review policies and procedures with regard to officers’ expense accounts and perquisites, including their use of corporate assets and (c) consider the results of any review of these areas by the internal audit staff or independent auditors. The Audit Committee shall review all related party transactions and similar matters.

7. The Audit Committee shall meet periodically with management, internal audit staff and the independent auditors to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee shall also review and evaluate the Company’s processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas.

8. The Audit Committee shall review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

9. The Audit Committee shall receive periodic reports, at least annually, from the independent auditor regarding the auditors’ independence, the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditors and the Company, discuss such reports with the auditor, and take appropriate action on any disclosed relationship to satisfy itself of the auditor’s independence. The Audit Committee will also establish clear hiring policies for employees or former employees of the independent auditor.

10. The Audit Committee shall evaluate the performance of the independent auditor and, if so determined by the Audit Committee, have the exclusive authority to terminate and replace the independent auditors (subject, if deemed appropriate, to shareholder ratification).

11. The Audit Committee shall review the appointment, performance, and replacement of the senior internal auditing executive.

12. The Audit Committee shall review the significant reports to management prepared by the internal auditing department and management’s responses thereto and review with the independent auditor any audit problems or difficulties and management’s responses thereto.

13. The Audit Committee shall meet with the independent auditor prior to the audit to review the planning and staffing of the annual audit and other examinations of the Company’s quarterly, annual and other financial information. The Audit Committee shall also review with internal audit staff and the independent auditors the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of internal and external audit resources.

14. The Audit Committee shall obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

15. The Audit Committee shall obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct.

16. The Audit Committee shall review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to any such problems or difficulties and to any management letter and shall be responsible for resolving disagreements between management and the independent auditor regarding financial reporting. Such review should include:

(a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b) Any changes required in the planned scope of the internal audit.

(c) The internal audit department responsibilities, budget and staffing, the independent auditor’s assessment of the adequacy of the Company’s internal control structure and procedures of the Company for financial reporting.

17. The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and shall receive the information to be provided by the independent auditors for inclusion in the proxy statement, including information regarding fees relating to the audit.

18. The Audit Committee shall establish clear hiring policies for employees or former employees of the independent auditors.

19. The Audit Committee shall meet with the Chief Executive and Chief Financial Officers of the Company and review with them the content of the certifications made by them as to the accuracy and completeness of the Company’s SEC filings.

20. The Audit Committee shall advise the Board with respect to the Company’s accounting policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

21. The Audit Committee shall review with the Company’s Chief Legal Officer legal and regulatory matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from external counsel, regulators or governmental agencies.

22. The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

23. The Audit Committee shall meet periodically with the chief financial officer and the members of management, the senior internal audit executive and the independent auditors, in separate executive sessions.

24. The Audit Committee may form and delegate authority to subcommittees if determined to be necessary or advisable.

25. The Audit Committee shall make reports to the Board at the next regularly scheduled meeting following the meeting of the Audit Committee accompanied by any recommendation to the Board.

26. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

27. The Audit Committee shall annually review its own performance.

28. The Audit Committee shall have the authority to engage, and obtain advice and assistance from outside legal, accounting and other advisers, and the Company shall provide appropriate funding therefor and for ordinary administrative expenses of the Audit Committee, as determined by the Audit Committee.

29. The Audit Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Conduct.

ANNEX II

COMPENSATION COMMITTEE CHARTER

Purpose

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s Chief Executive Officer (“CEO”) and other executive officers, and to consider, recommend, administer and implement the Company’s incentive-compensation plans and equity-based plans.

The Compensation Committee is also responsible for preparing a report on executive compensation for inclusion in the Company’s annual meeting proxy statement, in accordance with applicable rules and regulations.

Committee Membership

The Compensation Committee shall consist of no fewer than three members of the Board. The members of the Compensation Committee shall meet the independence requirements of the New York Stock Exchange and any other legal requirements relevant to the proper administration of the Company’s executive compensation program, including requirements under the federal securities laws and the Internal Revenue Code of 1986.

The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Compensation Committee members may be removed and replaced by the Board, but all replacements shall be made on the recommendation of the Nominating and Corporate Governance Committee.

Committee Powers, Authority, Duties and Responsibilities

1. The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or other executive officer compensation, including the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or outside legal, accounting or other advisors.

2. The Compensation Committee shall annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee shall consider the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years, and may consider such other factors as it deems necessary or advisable.

3. The Compensation Committee shall annually and at the time of any new executive hire review and approve, for the CEO, his compensation and related employment agreements.

4. The Compensation Committee shall annually and at the time of any new executive hire review and recommend to the Board for its approval, his or her compensation and related employment agreements. To the extent appropriate or necessary to comply with any federal securities or tax law requirements, such as Rule 16b-3 of the Securities Exchange Act of 1934, or Section 162 (m) of the Internal Revenue Code of 1986, the Board may delegate exclusive authority to the Compensation Committee to approve or ratify elements of compensation of executive officers.

5. The Compensation Committee shall annually review and approve director compensation, taking into consideration the value of items such as meeting fees, retainer payments, and incentive awards at comparable companies. The Committee may consider such other factors as it deems necessary or advisable in setting the director compensation.

II-1

6. The Compensation Committee shall consider, recommend, administer and implement the Company’s incentive compensation plans and equity-based plans in which directors, the CEO, other executive officers and other employees of the Company and its subsidiaries may be participants, including, but not limited to, (a) approving option grants and restricted stock or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.

7. The Compensation Committee shall annually assess the desirability of proposing and make recommendations to the Board with respect to any new incentive-compensation plans and equity-based plans and any increase in shares reserved for issuance under existing equity plans.

8. The Compensation Committee shall prepare a report on executive compensation for inclusion in the Company’s annual meeting proxy statement, in accordance with applicable rules and regulations.

9. The Compensation Committee may form and delegate authority to subcommittees if determined to be necessary or advisable.

10. The Compensation Committee shall make reports to the Board at the next regularly scheduled meeting following the meeting of the Compensation Committee.

11. The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

12. The Compensation Committee shall annually review its own performance.

13. The Compensation Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

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ANNEX III

ETHICS AND QUALITY ASSURANCE COMMITTEE CHARTER

Purpose

The Ethics and Quality Assurance Committee is appointed by the Board to assist the Board in ensuring that the Company adopts and implements procedures that require the Company’s employees to act in accordance with high ethical standards and to deliver high quality services.

Committee Membership

The Ethics and Quality Assurance Committee shall consist of no fewer than three members of the Board.

The members of the Ethics and Quality Assurance Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Ethics and Quality Assurance Committee members may be removed and replaced by the Board.

Committee Powers, Authority, Duties and Responsibilities

1. The Ethics and Quality Assurance Committee shall have the authority to engage and obtain advice and assistance from internal or outside legal, accounting or other advisors and the Company shall provide appropriate funding therefore as determined by the Ethics and Quality Assurance Committee.

2. The Ethics and Quality Assurance Committee shall annually review and reassess the adequacy of the Company’s Code of Business Practices, Corporate Integrity Program and other compliance programs and policies and shall recommend any proposed changes to the Board for approval.

3. The Ethics and Quality Assurance Committee shall receive notice of all complaints and allegations relating to the Company’s operations received by the Company, through its anonymous complaint procedure or otherwise, that are deemed to be material by the Chief Compliance Officer, and management shall consult with members of the Ethics and Quality Assurance Committee regarding the resolution of all such material complaints and allegations. The Ethics and Quality Assurance Committee will not deal with any complaints regarding accounting or auditing matters which are material matters that the Audit Committee shall be responsible for.

4. The Ethics and Quality Assurance Committee shall be responsible for reviewing the Company’s processes for assuring excellent performance and meeting quality performance benchmarks.

5. The Ethics and Quality Assurance Committee may form and delegate authority to subcommittees if determined to be necessary or advisable.

6. The Ethics and Quality Assurance Committee shall make reports to the Board at its next regularly scheduled meeting following the meeting of the Ethics and Quality Assurance Committee accompanied by any recommendation to the Board.

7. The Ethics and Quality Assurance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

8. The Ethics and Quality Assurance Committee shall annually review its own performance.

9. The Ethics and Quality Assurance Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

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ANNEX IV

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Purpose

The Nominating and Corporate Governance Committee is appointed by the Board (1) to assist the Board by identifying individuals qualified to become Board members, and by recommending to the Board the director nominees for the next annual meeting of stockholders; (2) to develop and recommend to the Board a set of corporate governance principles applicable to the Company; (3) to lead the Board in its annual review of the Board’s performance; and (4) to recommend to the Board director nominees for each Board committee.

Committee Membership

The Nominating and Corporate Governance Committee shall consist of no fewer than three members of the Board all of whom shall meet the independence requirements of the New York Stock Exchange and applicable rules and regulations.

The members of the Nominating and Corporate Governance Committee shall be appointed by the Board. Nominating and Corporate Governance Committee members may be removed and replaced by the Board.

Committee Powers, Authority, Duties and Responsibilities

1. The Nominating and Corporate Governance Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates, including the sole authority to approve the search firm’s fees and other retention terms. The Nominating and Corporate Governance Committee shall also have the authority to obtain advice and assistance from internal or outside legal, accounting or other advisors.

2. The Nominating and Corporate Governance Committee shall establish criteria for the selection of new directors, evaluate the qualifications of potential candidates for director, including any nominees submitted by stockholders under and in accordance with the provisions of the Company’s Bylaws, and recommend to the Board the nominees for election at the next annual meeting or any special meeting of stockholders and any person to be considered to fill a Board vacancy or a newly created directorship resulting from any increase in the authorized number of directors.

3. The Nominating and Corporate Governance Committee shall oversee the orientation and training of newly elected directors and continuing education for all Board members.

4. The Nominating and Corporate Governance Committee shall annually recommend to the Board director nominees for each Board committee, taking into account the listing standards of the New York Stock Exchange and applicable laws, rules and regulations, including, with respect to the Compensation Committee, whether Compensation Committee members meet the definitions of (a) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (b) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Nominating and Corporate Governance Committee shall also advise the Board on removal of any Board committee members.

5. The Nominating and Corporate Governance Committee shall receive comments from all directors and report annually to the Board on an assessment of the Board’s performance, to be discussed with the Board following the end of each fiscal year. The Nominating and Corporate Governance Committee together with the Compensation Committee shall also establish and oversee an annual performance evaluation of management.

6. The Nominating and Corporate Governance Committee shall review and reassess the adequacy of the corporate governance principles of the Company annually and recommend any proposed changes to the

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Board for approval, including any changes in director fees and qualifications, the size of the Board, director responsibilities for preparation for and attendance at Board meetings and management succession planning.

7. The Nominating and Corporate Governance Committee shall be responsible for ensuring that executive sessions of the Board are held regularly.

8. The Nominating and Corporate Governance Committee may form and delegate authority to subcommittees if determined to be necessary or advisable.

9. The Nominating and Corporate Governance Committee shall make reports to the Board at its next regularly scheduled meeting following the meeting of the Nominating and Corporate Governance Committee accompanied by any recommendation to the Board.

10. The Nominating and Corporate Governance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

11. The Nominating and Corporate Governance Committee shall annually review its own performance.

The Nominating and Corporate Governance Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

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ANNEX V

TEXT OF THE ESPP AMENDMENT

ARTICLE IV. STOCK:

The stock subject to the Options to be issued hereunder shall be Common Stock. The maximum number of such shares to be issued upon the exercise of the Options hereby granted shall be an aggregate of four million five hundred thousand (4,500,000) shares of Common Stock (the “Available Shares”).

For each Offering Period hereunder, an eligible employee (hereinafter called “Optionee”) shall have an option to purchase up to the largest number of whole and fractional shares available at the Option Price (as described in Article V(a) obtained by having deducted from such Optionee’s Compensation for each payroll period during an Offering Period an amount not less than one percent (1%) or more than ten percent (10%) of such Optionee’s Compensation for the payroll period. The term “Compensation” as used herein includes regular base pay (including any shift differentials) at the rate in effect on the Offering Date, but excludes any bonus, overtime payment, sales commission, contribution to any Code (S)125 or 401(k) plan or other form of extra compensation.

If in any Offering Period the total number of shares of Common Stock for which Options are exercised exceeds the number of Available Shares remaining under the Plan, the Administrator shall make a pro rata allocation of the Available Shares in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable, and the balance of payroll deductions credited to the Purchase Account of each Optionee shall be returned to each Optionee as promptly as possible.

Except as expressly provided otherwise in Article III hereof, payment for Common Stock purchased under the Option shall be made only by payroll deductions over a designated Offering Period.

Notwithstanding the foregoing provisions of this Plan, no Option shall permit an Optionee to purchase in any single calendar year a number of shares which together with all other shares in the corporation and any Subsidiaries which such Optionee may be entitled to purchase in such year pursuant to options issued under any employee stock purchase plan, has an aggregate fair market value (determined in each case as of the date such options are granted) in excess of $25,000. This limitation applies only to options granted under “employee stock purchase plans” as defined by (S)423 of the Code, and does not limit the amount of stock which an Optionee may purchase under any other stock option or bonus plans then in effect.

ARTICLE VI. TERM OF PLAN:

The term of said Plan shall be for a period commencing on January 1, 1997, and ending on December 31, 2008, unless terminated earlier by the exhaustion of the Available Shares or pursuant to Article VIII.

ARTICLE VIII. AMENDMENT AND TERMINATION BY THE COMMITTEE:

The Committee may, from time to time, alter, amend, suspend or discontinue the Plan at any time without notice, including the right to revoke future Offering Periods, provided that no Optionee’s existing rights in the then-current Offering Period are adversely affected thereby; provided further, upon any such amendment or modification, all Optionees shall continue to have the same rights and privileges as other Optionees (except as otherwise provided for in Article IV hereof); and provided further, that no such amendment of the Plan shall, except as provided in subsection (h) of Article V hereof: (a) increase above four million five hundred thousand (4,500,000) the Available Shares which may be offered under the Plan; (b) change the formula by which the price for which the Common Stock shall be sold is determined; or (c) increase the maximum number of shares which any Optionee may purchase. The Board of Directors shall submit any amendments to the shareholders of the Corporation for approval to the extent necessary to maintain compliance with the requirements of Rule 16b-3 of the Exchange Act.

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STOCKHOLDERS’ PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

LABORATORY CORPORATION OF AMERICA HOLDINGS

To: Laboratory Corporation of America Holdings

I appoint Bradford T. Smith and Wesley R. Elingburg, individually and together, as my proxies, with power of substitution, to vote all of my LABORATORY CORPORATION OF AMERICA HOLDINGS common stock at the Annual Meeting of stockholders of LABORATORY CORPORATION OF AMERICA HOLDINGS to be held at The Paramount Theater, 128 East Front Street, Burlington, NC, 27215 on Wednesday, May 12, 2004 at 9:00 a.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all the nominees listed under Item 1 and “FOR” Item 2 and Item 3. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

Please sign and date the other side of the card.

(Please fill in the appropriate boxes on the other side.)

The Board of Directors recommends that you vote “FOR” all the nominees listed under Item No. 1 and “FOR” Item No. 2 and Item No. 3.

	FOR ALL NOMINEES	WITHHOLD AUTHORITY for all nominees
1. Election of the members of the Company’s Board of Directors.	☐	☐

For, except vote withheld from the following nominee(s).

Nominees:

Thomas P. Mac Mahon, Jean-Luc Bélingard, Wendy E. Lane, Robert E. Mittelstaedt, Jr., Andrew G. Wallace, M.D., M. Keith Weikel, and Craig M. Watson

	FOR	AGAINST	ABSTAIN
2. Approval of the amendments to the 1997 Employee Stock Purchase Plan (the “ESPP Amendment”)	☐	☐	☐

3. Ratification of the appointment of PricewaterhouseCoopers LLP as Laboratory Corporation of America Holdings’ independent accountants for 2004.	☐	☐	☐

SHAREHOLDER NAME AND ADDRESS

Signature(s)                                                                                           Date:

NOTE: Please sign exactly as name(s) appear(s) above. If signing as an executor, administrator, trustee, guardian, etc. please give full title as such. If the shareholder is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If shares are held jointly, each shareholder should sign. If signer is a partnership, please sign in the partnership name by an authorized person.

Date and promptly return the card in the envelope provided.